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                                                                   Exhibit 10.53

                                                             [Letterhead of AMD]

                                 June 23, 1999


Mr. Gene Conner
[Home address]

Dear Gene:

     As you must know, it is with regret over your decision, combined with gratitude for your years of contribution that AMD has accepted your resignation as an executive officer of AMD. This letter will formalize the terms of your separation from the company.

     l)   You will remain an active employee through October 21, 1999.

     2)   Between July 12 and September 7, 1999, you will be on sabbatical.

     3) Between September 8, 1999 and October 21, 1999 you will be on vacation.

     4) Beginning October 22, 1999 and continuing through October 21, 2000, you will be on paid leave of absence status. During your leave of absence you will continue to receive your current salary, plus any applicable increase (further discussed in paragraph 7, below). Subject to paragraph 5, below, you also will remain enrolled in your current health and dental plans, and the AMD Profit Sharing Plans. You will not remain enrolled in the executive life insurance plan, but you may participate in the employee life insurance plan. You also may continue to participate in AMD's Employee Stock Purchase Plan, the 401k Plan, the Dependent Care and Health Care Reimbursement Plans (through June 30, 2000), and the Accidental Death and Dismemberment Insurance Plan. You will not accrue vacation during your leave of absence.

     5) On October 22, 2000 (or on any earlier date that you become employed as a regular employee for another company), your employment with AMD will terminate. At that time you will be informed of the options available to you with respect to the payout of your various retirement income sources at AMD. In the event your termination date is earlier than October 22, 2000 (and you are not terminated for cause), salary payments through October 22, 2000 will be paid in a lump sum on your termination date. All AMD benefits for which you are eligible during your leave of absence will end on your termination date.

     6) So long as you are on sabbatical, vacation or paid leave of absence, your existing stock options will continue to vest pursuant to the term and conditions of the stock option plans and grant agreements under which they were granted. Following your termination, you will have one year from your termination date to exercise any vested but unexercised stock options.

     7)   In the event AMD adopts a defined benefit or other pension benefit plan prior to your termination, you will be entitled to participate in that plan, pursuant to its terms.
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                                                                   [Logo of AMD]


Mr. Gene Conner
June 23, 1999
Page 2


     8) You will be eligible for a salary increase in 1999, subject to the following limitations: the amount of increase will be equal to the Consumer Price Index average increase for urban wage earners in San Francisco published by the Bureau of Labor Statistics for calendar year 1998. You will be eligible to receive your increase when other executive officers receive theirs.

     9) Should there be an Executive Bonus Plan payment for 1999, you will receive a special bonus of $100,000, payable at the same time that AMD Officers receive their bonus payments.

     10) Pursuant to the approval which was granted at the April 29, 1999 Annual Meeting of Shareholders, you will be granted 37,500 options, which are to vest on July 10, 2000. The terms of the stock option agreement under which those options are granted provides that once such options have vested, you will have one year from the date of your termination date to exercise those options.

     11) You will continue to receive a vehicle expense allowance in the amount of $2000 per month under the terms and conditions of AMD Car Plan A until your termination.

     12) All of the company's policies and programs, including policies concerning trading in AMD stock and the protection and ownership of intellectual property, will continue to apply to you, and where applicable will extend beyond termination of employment.

     If these terms meet with your approval, please sign and date this letter, below and return it to me. If you have any questions, please feel free to call me.


                                    Sincerely,
                                    /s/ Stan Winvick
                                    ----------------------
                                    Stan Winvick
                                    Senior Vice President,
                                    Human Resources


I agree to the terms of my separation from Advanced Micro Devices, Inc., as set forth in this letter.


/s/ Gene Conner                     Date:  June 23, 1999
---------------                          ---------------
Gene Conner